Exhibit 18

September 8, 2003

Del Monte Foods Company

One Market @ The Landmark

San Francisco, CA 94119-3575

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of Del Monte Foods Company (the “Company”) for the three months ended July 27, 2003 and have read the Company’s statements contained in Note 2 to the condensed consolidated financial statements included therein. As stated in Note 2, the Company changed its method of accounting for inventories related to its soup and infant feeding products from the FIFO method to the LIFO method. During fiscal 2004, a portion of Company’s soup and infant feeding inventories, which were previously produced in a FIFO-designated facility, will be produced in a LIFO-designated facility. The Company has deemed this newly adopted accounting principle to be preferable as it will be impractical to value these comparable inventories under different inventory valuation methods. As a result, effective April 28, 2003, the Company has changed its Pittsburgh facility to a LIFO-designated facility and has adopted the LIFO valuation method for all of its soup and infant feeding inventories. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to April 27, 2003, nor have we audited the information set forth in the aforementioned Note 2 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP